Exhibit 10.12
PURCHASE AND ASSUMPTION AGREEMENT
     This PURCHASE AND ASSUMPTION AGREEMENT (the “Agreement”) is made to be effective as of the sixth day of June, 2007, between Ohio Legacy Bank N.A., a national banking association having its principal office in Wooster, Ohio (the “Seller”), and The First Knox- National Bank of Mount Vernon, a national banking association having its principal office in Mount Vernon, Ohio (the “Purchaser”):
WITNESSETH:
     WHEREAS, the Seller desires, upon the terms and conditions hereinafter set forth, to sell and assign certain assets and assign certain deposit and other liabilities of or associated with its branch office located in Millersburg, Ohio (the “Branch”);
     WHEREAS, the Purchaser desires to purchase certain assets and assume certain deposit and other liabilities of or associated with the Branch upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur on September 21, 2007, provided that the Purchaser has received all regulatory approvals necessary to consummate such transactions and all applicable statutory waiting periods have expired on or before such date. In the event that the Purchaser has not received all regulatory approvals necessary to consummate such transactions or all applicable statutory waiting periods have not expired prior to September 21, 2007, the Closing shall occur on October 19, 2007, or on such other date to be mutually agreed upon by the Purchaser and the Seller, which date shall be after the receipt of all necessary regulatory approvals and the expiration of all applicable statutory waiting periods, but in no event later than October 31, 2007. The effective time (the “Effective Time”) shall be 5:00 p.m., local time, on the day on which the Closing occurs (the “Closing Date”). The Closing shall be held at the offices of Critchfield, Critchfield & Johnston, Ltd., 138 East Jackson Street, Millersburg, Ohio 44654 at 10:00 a.m., local time, or such other time and location as the parties may agree.
     1.2 Purchase of Assets. The Seller agrees to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and receive from the Seller, the following assets, properties and rights located at or attributed to the Branch (the “Assets”), free and clear of all Liens (as hereafter defined):
(a)	all loans of Seller administered at the Branch as of the Effective Time (the “Loans”), together with all security thereon and collateral relating thereto and all rights in relation thereto, then booked at or in respect of the Branch at their respective then outstanding principal amounts, which shall reflect any writedowns arising from adverse classifications, together with accrued interest receivables thereon and associated accrued late fees (“Late Fees”), but excluding loan loss reserves and general reserves; provided, however, the Loans shall not include: (i) any credit card loans; (ii) any loans which are on a nonaccrual basis; (iii) any loans which are 30 days or more past due; (iv) any accrued late fees that are not collected by the Purchaser within 30 days after the Closing Date; (v) any loans on Seller’s watch list; (vi) any loans as of the Effective Time in foreclosure; (vii) any loans graded by Seller as “6” or higher (worse); (viii) any overdrafts that are not collected by the Purchaser within 30 days after the Closing Date; (ix) any loans not purchased pursuant to Section 7.1(e)(ii); and (x) any late fees not collected by Purchaser within thirty (30) days of Closing Date shall be repurchased by Seller provided Purchaser makes a claim for such within sixty (60) days of Closing. Notwithstanding the foregoing, Purchaser will accept the “Russell Stevens Loan,” and the “Ling” and “Luera Mountain Investment” Loans are subject to the option of Purchaser to reject such loans at Closing or to accept such loans without recourse;
(b)	all overdrafts associated with Deposit Liabilities (as hereafter defined) transferred as contemplated under Section 1.4, provided that such overdrafts are less than 30 days old as of the Effective Time;

(c)	all right, title and interest held by the Seller regarding the building, improvements, and real estate associated with the operation of the Branch (the “Real Property Lease”), together with any option to purchase the underlying real property and leasehold improvements thereon, and all other rights, licenses, permits, and deposits related to the Real Property Lease;

(d)	all right, title, and interest of Seller in and to any leases of tangible personal property pertaining to or associated with the Branch, including but not limited to, the personal property as listed on Schedule 1.2(d) (the “Personal Property Leases”);

(e)	all equipment, personal property, furniture and fixtures, together with any manufacturers’ warranties or maintenance or service agreements related thereto which are in effect as of the Effective Time and are assignable to the Purchaser, located at or used in operation of the Branch, including but not limited to the items listed on attached Schedule 1.2(e) (the “Fixed Assets”). The Fixed Assets sold shall not include any items listed on Schedule 1.3(c);

(f)	all petty cash, teller cash, ATM cash, cash and vault cash maintained at the Branch as of the Effective Time, the exact amounts of which will be certified by the Seller at Closing;

(g)	all safe deposit contracts and leases for the safe deposit boxes located at the Branch as of the Effective Time along with all safe deposit stacks in the vaults and all keys and combination codes thereto and all prepaid rent for any safe deposit contracts;
(h)	all records and original documents (if available), combinations, manuals, keys, security codes and the like related to the Assets or the Deposit Liabilities as of the Effective Time;

(i)	All of the books and records (or copies thereof) relating to the Branch which (i) are maintained in the ordinary course of business at the Branch, (ii) are reasonably required to comply with all applicable laws, regulations, rules and sound business practices, or (iii) are necessary for Purchaser’s ownership of the Assets and/or accounts associated with the Deposit Liabilities (the “Records”). In the event Purchaser requests, after the Closing Date, in writing, that Seller provide to Purchaser information contained in the books and records which have been retained by Seller insofar as they relate to the operations of the Branch, the Assets and/or accounts as of the Effective Time, Seller shall provide such information as soon as reasonably practicable;

(j)	All right, title and interest of Seller in and to all claims, causes of action, and demands, including warranties against contractors, manufacturers and suppliers relating to the Assets; and

(k)	All Deposit Liabilities as defined in Section 1.4 hereof.
     The term “Liens” shall mean any security interests, liens, mortgages or other encumbrances, but shall not include: (a) any imperfections of title which, individually or collectively do not materially and adversely affect the value of the Assets to the Purchaser or impair the Purchaser’s use of the Assets; (b) liens for current taxes not yet due and payable; and (c) any encumbrances on any of the Assets that secure any debt, liability or other obligation of the Seller which is assumed by the Purchaser under this Agreement.
     1.3 Assets Not Sold. The following are expressly excluded from the Assets:
(a)	the Seller’s trademarks, tradenames, medallion program stamps, signs, logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property;

(b)	assets, if any, relating to trust accounts (other than Individual Retirement Accounts (“IRAs”)) administered at the Branch;

(c)	the assets, if any, listed on Schedule 1.3(c); and

(d)	the Seller’s rights in and to the routing and transit numbers of the Branch.
     1.4 Assumption of Liabilities. The Purchaser agrees, subject to Section 1.5 hereof and the other terms and conditions of this Agreement, that on and after the Effective Time, it will assume and thereafter fully and timely perform and discharge, in accordance with their terms:

(a)	all deposit liabilities of every kind and description, including, without limitation, time and demand accounts, certificates of deposit, savings accounts, checking accounts, sweep accounts, and Individual Retirement Accounts (“IRAs”) assigned to the Branch as of the Effective Time and all other liabilities and obligations of the Seller relating to the deposit accounts assigned to the Branch as of the Effective Time, whether represented by collected or uncollected funds (the “Deposit Liabilities”), including without limitation the items listed on Schedule 1.4 (a), the exact balances and accrued interest of which will be certified by the Seller at Closing; provided, however, the Deposit Liabilities shall not include any liabilities described in Section 1.5 below;

(b)	all liabilities and obligations of the Seller under the Loans as of the Effective Time;

(c)	all liabilities and obligations of the Seller under the Personal Property Leases and the Real Property Lease as of the Effective Time;

(d)	all liabilities and obligations of the Seller arising as of the Effective Time under all safe deposit contracts and leases for the safe deposit boxes located at the Branch as of the Effective Time; and

(e)	In connection with any IRAs, Purchaser shall assume, in addition to the deposit liability, the plan pertaining thereto and the custodial arrangement in connection therewith.
     No assurance is being given by the Seller that the present customers of the Branch will become or remain customers of the Purchaser.
     1.5 Liabilities Not Assumed. The Purchaser will not assume the following liabilities or obligations of the Seller:
(a)	any securities brokerage account maintained by the Seller for a customer of the Branch;

(b)	any deposit accounts designated as closed prior to the Effective Time;

(c)	any liability associated with traveler’s checks, cashier’s checks or other official bank checks issued by the Seller prior to the Closing Date; and

(d)	Any other liability of Seller not specifically assumed by Purchaser under Section 1.4 above.
     1.6 Safe Deposit Box Business.
(a)	As of the Effective Time, the Purchaser will assume and discharge the Seller’s obligations with respect to the safe deposit business at the Branch in accordance with the terms and conditions of contracts or rental agreements related to such business, and the Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.
(b)	As of the Effective Time, the Seller shall transfer, assign, and deliver the Records related to such safe deposit box business to the Purchaser, and the Purchaser shall maintain and safeguard all such Records and be responsible for granting access to and protecting the contents of the safe deposit boxes at the Branch.
     1.7 Documentation of Transactions. On the Closing Date: (i) the Purchaser shall execute and deliver a document evidencing the liabilities assumed pursuant to Section 1.4 in substantially the form attached hereto as Exhibit A; (ii) the Seller and the Purchaser shall execute and deliver a bill of sale in substantially the form attached hereto as Exhibit B; and (iii) with respect to any IRA which includes as one or more of its assets a Deposit Liability, the Seller and the Purchaser shall execute and deliver a transfer document in substantially the form attached hereto as Exhibit C.
     1.8 Assumption Subject to Certain Terms. The Deposit Liabilities being assumed by the Purchaser pursuant to this Agreement shall be assumed subject to the terms and conditions of deposit agreed to by the Seller and its customers and any other written agreements relating thereto and the laws, rules and regulations applicable thereto.
ARTICLE II
PURCHASE PRICE
     2.1 Payment. The Purchaser shall pay the Seller by wire transfer of immediately available funds on the Closing Date an amount equal to (i) the principal amount of the Loans (excluding loan loss and general reserves) as shown on the books of the Seller as of the Effective Time, (ii) the amount of the petty, teller, ATM and vault cash maintained at the Branch determined in accordance with Section 1.2(f) hereof, (iii) the sum of $____________, reflecting the net book value of the Fixed Assets, and (iv) a premium for the Deposit Liabilities equal to seven and seventeen one hundredths percent (7.17%) of such Deposit Liabilities. The amounts set forth in (i) through (iv) above shall be paid net of the Deposit Liabilities. Such amount shall be further adjusted in accordance with Section 2.2 and Section 2.3 on the Closing Date and thereafter. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price for the Branch to any particular Asset being transferred or liability being assumed.
     2.2 Calculations. Solely for purposes of facilitating the calculation of the cash due Seller on the Closing Date, Seller shall provide Purchaser, no later than five (5) business days before the Closing Date, and as of the most recent month-end, a Preliminary Closing Statement in the form attached as Schedule 2.2(a), based on the net book value of the Assets to be sold and Deposit Liabilities and other liabilities to be transferred and assumed hereunder on that date as reflected on the books of Seller, and the cash due to Seller at the Closing shall be based upon such Preliminary Closing Statement. Within ten (10) business days after the Closing Date, Seller shall provide to Purchaser a Final Closing Statement in the form attached as Schedule 2.2(b)

based on the net book value as of the close of business on the Closing Date of the Assets sold and Deposit Liabilities and other liabilities transferred and assumed pursuant to this Agreement. Any objection by Purchaser to such Final Closing Statement must be raised in a written notice delivered to Seller within five (5) business days after Purchaser receives such Final Closing Statement. In the event any such objection is raised, the parties will work together in good faith to resolve the dispute as promptly as possible. Within two (2) business days of the receipt of an undisputed Final Closing Statement or, if there is any dispute, within two (2) business days of the resolution of such dispute, appropriate additional consideration shall be paid by Purchaser, or appropriate refund made by Seller, as the case may be. If the parties are unable to resolve their dispute, such matter shall be submitted to Crowe Chizek and Company, LLC, whose decision shall be final and binding.
     2.3 Pro-Rata Adjustment of Income and Expenses. All rents, utility payments, real and personal property taxes and similar expenses and charges relating to the physical plant of the Branch, and the FICO assessment made by the Federal Deposit Insurance Corporation (“FDIC”) and other expenses relating to the Deposit Liabilities assumed and/or the operation of the Branch, shall be prorated between the parties as of the Closing Date on the basis of a 365-day year. To the extent any such item has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be an adjustment in such amount to the payment contemplated by Section 2.1 in favor of the Seller. Any unearned noninterest income associated with the Branch, except as otherwise specifically provided in this Agreement, shall also be adjusted pro rata between the parties as of the Closing Date. Any expense relating to the Branch which is attributable to the period on and after the Closing Date will be paid by the Purchaser. In the event Purchaser, as of the Effective Time, paid to Seller an amount equal to an overdraft and such overdraft has not been collected by Purchaser within thirty (30) days of Closing, Purchaser shall have the right to receive payment from Seller in an amount equal to the price paid by Purchaser to Seller for such overdraft provided that the Purchaser shall transfer to Seller the account relating to such overdraft.
     2.4 Allocation of Purchase Price. The purchase price and liabilities assumed by the Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by the Purchaser and the Seller within 30 days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Department regulations promulgated thereunder. The Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any Treasury Department regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060. Purchaser and Seller (and their affiliates) shall report, act, and file all tax returns (including, without limitation, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE III
ADDITIONAL OBLIGATIONS OF PURCHASER AND SELLER
     3.1 Regulatory Approvals.
(a)	The Purchaser shall, within 30 days following the date of this Agreement, prepare and file all applications, as required by law, with the appropriate federal and/or state regulatory authorities for approval to purchase the Assets and assume the liabilities and obligations of the Seller being assumed hereunder, to establish a branch at the location of the Branch and to effect in all other respects the transactions contemplated hereby (the “regulatory approvals”). The Purchaser agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to the Seller and its counsel prior to filing, (ii) process the applications in a diligent manner and on a priority basis, (iii) request confidential treatment by the appropriate federal and/or state regulatory authorities of all non-public information submitted in the applications, (iv) provide the Seller and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its best efforts to obtain all regulatory approvals. The Purchaser and the Seller agree to cooperate and use their best efforts to obtain all consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement.

(b)	The Seller shall, as soon as is practicable, notify the proper regulatory authorities of its intent to terminate operation of the Branch and to consummate the transactions contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by such regulatory authorities applicable to effectuate such transactions and (ii) use its best efforts to obtain any required permission of such regulatory authorities to cease operating the Branch.
     3.2 Full Access. The Seller shall furnish the Purchaser with such additional financial and operating data and other information as to its business and properties at the Branch as the Purchaser may, from time to time, reasonably request and as shall be available including, without limitation, information required for inclusion in any and all regulatory applications necessary to effect the transaction contemplated hereby. The Seller shall also afford to the officers and authorized representatives of the Purchaser access to the employees of the Seller in accordance with Sections 3.3, 4.1 and 4.3 hereof. The Purchaser shall indemnify the Seller from and against all costs, damages, claims and liabilities, including reasonable attorneys’ fees, arising out of the negligence of the Purchaser or its agents or employees in conducting such investigations. Nothing in this Section 3.2 shall be deemed to require the Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.
     3.3 Confidentiality. The Purchaser will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of the Seller (a) the terms of this Agreement and the transaction described herein and (b) all information received by the Purchaser from or with respect to the Seller in connection with this Agreement and the transactions contemplated hereby, and Seller will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of the Purchaser (c) the existence of this Agreement, (d) the terms of this Agreement and the transaction described herein, and (e) all information received by the Seller from or with respect to the Purchaser in connection with this Agreement and the transactions contemplated hereby. The terms of this Section 3.3 shall not prohibit the disclosure of information (i) as may be otherwise publicly available otherwise than through the wrongful dissemination of such information by the Purchaser or Seller, as the case may be, and their officers, directors, employees or agents, (ii) as may be required to be disclosed by applicable law, or (iii) as is required to obtain the Government Approvals. The Seller and the Purchaser agree that neither shall make any public announcement or public comment in any form whatsoever regarding this Agreement or the transactions contemplated herein without obtaining the prior approval of the other party.
     3.4 Conversion of Accounts; Transfer and Delivery of Assets and Deposit Liabilities. Prior to the Closing Date, the Seller shall assist the Purchaser, in ways to be mutually agreed upon by the Seller and the Purchaser, in preparing the Purchaser’s data processing system to receive the transferred Loans and Deposit Liabilities.
(a)	Such assistance shall include, but shall not be limited to, the following:
(i)	As soon as practicable following the date of this Agreement and not later than July 13, 2007, the Seller shall deliver to the Purchaser data and descriptive information and such other reasonable and customary information (including ACH) with data conversion relating to the Deposit Liabilities and the Loans in an FTP data file using an EBCDIC format (the “Compatible Data File”) containing, among other information, customer name, address, card number, withdrawal limits, the Deposit Liabilities activated by, accessible to or related in any manner to customers of the Branch;

(ii)	on or before August 24, 2007, an updated Compatible Data File;

(iii)	On the Closing Date, Seller shall deliver to the Purchaser a final Compatible Data File, which Compatible Data File shall constitute the Seller’s Records maintained as of and current through the Effective Time with respect to the Deposit Liabilities and the Loans; and

(iv)	The Seller shall deliver to the Purchaser trial balance reports with each Compatible Data File delivered pursuant to this Section 3.4(a).
(b)	As of the Effective Time, the Seller shall:
(i)	deliver to the Purchaser such of the Assets as shall be capable of physical delivery;

(ii)	execute, acknowledge and deliver to the Purchaser all such endorsements, assignments, bills of sale and other instruments of conveyance, assignment and transfer as, in the reasonable judgment of the Purchaser shall be necessary and appropriate to consummate the sale and transfer of the Assets to the Purchaser and to vest in the Purchaser the legal and equitable title to the Assets, free and clear of all Liens, except as otherwise permitted in this Agreement;

(iii)	assign, transfer and deliver to the Purchaser such of the following Records pertaining to the Deposit Liabilities as exist and are available in whatever form or medium as maintained by the Seller:
(A)	orders and contracts between the Seller and depositors at the Branch and Records of similar character, with signature cards delivered as soon as practicable after the Closing (the Seller shall also provide interim research assistance on an as needed basis); and

(B)	records of account;
(iv)	provide customers a bank statement for each transferred account, for both Deposit Liabilities and loans as is practicable; and

(v)	assign, transfer and deliver to the Purchaser the promissory notes, security agreements, collateral, and related agreements or information relating to or evidencing all Loans to the extent these agreements exist and in whatever form or medium as maintained by the Seller.
(c)	On the Closing Date, the Seller will deactivate the ATM machine maintained by the Branch and will close the Branch at 2:00 p.m., local time, in order to facilitate the conversion process. All existing ATM and debit cards pertaining to customers of the Millersburg Branch office will be deactivated as of the close of business on the Closing Date and must be reissued by the Purchaser immediately prior to the computer conversion. The Seller shall also remove all of its proprietary forms and proprietary software from any personal computers at the Branch included in the Assets. Seller, at its own expense, will notify customers of the Branch, in writing at least thirty (30) calendar days prior to the Closing Date, provided all regulatory approvals have been obtained, or at such later date as all regulatory approvals have been obtained, that as of the opening of business on the Closing Date, all ATM access cards issued by Seller to customers of the Branch who will not have ATM-accessible accounts with Seller after the Closing, and all debit cards issued by Seller to customers of the Branch who will not have demand accounts with Seller after the Closing, will be void or terminated, as the case may be. In connection with this notice, Purchaser may forward a communication notifying such customers that replacement ATM access cards and debit cards will be reissued by Purchaser and forwarded to customers prior to the Closing Date with instructions for activation after the Closing Date.

(d)	Limitation of Repetitive and Burdensome Requests. The Purchaser will limit its frequency of requests for information so as not to be burdensome to Seller or repetitive of information previously supplied.
     3.5 Retention of and Access to Files Following the Closing Date.
(a)	The Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records of the Branch referred to in this Agreement for the joint benefit of itself and the Seller, and that it will permit the Seller or its representatives, at any reasonable time and at the Seller’s expense, to inspect, make extracts from or copies of, any such files, books of account or records as the Seller shall deem necessary.

(b)	In the event that some of the Seller’s records concerning the Assets or the Deposit Liabilities cannot reasonably be segregated from the Seller’s records regarding accounts not transferred pursuant to this Agreement, the Seller will not deliver such records to the Purchaser but will preserve and safely keep such records for as long as may be required by applicable law. For a period of twelve (12) calendar months after the Closing Date, the Seller shall provide research and account history services related to any such records to the Purchaser at the Purchaser’s request. Such services shall be provided on the same service schedule as services then provided by the Seller to its customers, and the Purchaser shall pay the same rates for such services as the Seller then charges its existing customers. Such services do not include information required to be provided by the Seller under Sections 1.2(i) and 3.2. Following such twelve (12) month period, the Seller will permit the Purchaser or Purchaser’s representatives, at reasonable times and at the Purchaser’s expense, to inspect, make extracts from or copies of such records which relate to the Assets or the Deposit Liabilities.

(c)	The Seller agrees to transfer and deliver to the Purchaser on the Closing Date all safe deposit box contents, including without limitation, securities, papers, valuables and other items (collectively, “Safekeeping Items”), held by the Seller in safekeeping for its customers at the Branch, together with all records, keys, combination codes, etc., relating thereto (in whatever form or medium then maintained by the Seller). The Purchaser agrees to assume, honor and discharge, from and after the Effective Time, the duties and obligations of the Seller with respect to such Safekeeping Items and shall be entitled to any right or benefit arising from such safekeeping business from and after the Effective Time. The Purchaser agrees to execute as of the Effective Time a receipt for such Safekeeping Items.
     3.6 Consents to Assignment of Contracts. Seller shall use its best efforts to obtain on or before the Closing Date consents to the assignment of the Personal Property Leases and Real Property Lease to Purchaser all at the same terms, including charges or fees, as are currently stated in or associated with the Personal Property Leases and Real Property Lease.

     3.7 Payment of Items After the Closing Date. Following the Closing Date:
(a)	The Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors with respect to whom the Purchaser has assumed the Deposit Liabilities.

(b)	If any of such depositors, instead of accepting the obligation of the Purchaser to pay the Deposit Liabilities, shall demand payment from the Seller for all or any part of any such Deposit Liabilities, the Seller shall not be liable or responsible for making such payment.

(c)	After the Effective Time, the Seller shall be and have the rights and obligations of a “Collecting Bank” or “Intermediary Bank” under Article 4 of the Uniform Commercial Code (including the right to chargeback dishonored items) as then in effect in Ohio with respect to items drawn on the accounts associated with Deposit Liabilities transferred which are received by the Seller for processing. Items received for processing against the Deposit Liabilities shall be grouped and delivered to the Purchaser within the time limits provided by the Uniform Commercial Code in a special cash letter separately identified as “Transferred Accounts Cash Letter.” For purposes of paying the Purchaser’s obligations to the Seller under this Section 3.7, the Purchaser will establish a settlement account with the Seller at the Closing Date in a collected amount equal to $250,000, which amount will be maintained by the Purchaser for a period of sixty (60) days following the Closing Date, against which will be (i) debited the checks, returns and items hereafter referred to in this sentence and (ii) charged amounts in accordance with Section 3.7(d) hereof to provide, among other things, for the settlement by the Purchaser of checks, returns and items which are presented to the Seller within sixty (60) days after the Closing Date and which are drawn on or chargeable to accounts associated with Deposit Liabilities transferred to the Purchaser. In order to reduce the continuing charges to the Seller through the check clearing system of the banking system which will result from check forms of the Seller being used after the Closing Date by the depositors whose accounts associated with Deposit Liabilities are assumed, the Purchaser agrees, at its cost and expense, and without charge to such depositors, to notify such depositors as soon as possible after the Closing Date of the Purchaser’s assumption of the Deposit Liabilities and furnish each depositor of an assumed account with checks on the forms of the Purchaser with instructions to utilize the Purchaser’s checks and to destroy unused checks of the Seller. After the expiration of 60 days from the Closing Date, the Seller will dishonor checks, drafts or withdrawal orders drawn on the Deposit Liabilities unless the Seller and the Purchaser agree to extend the 60 day period and extend the provision for a settlement account as necessary. The Purchaser agrees to arrange for the transportation directly and pay the expenses of transporting from the Seller to the Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to the Seller’s receipt of items relating to the Deposit Liabilities after the Closing Date. These transportation expenses may be charged against the settlement account of the Purchaser. Seller shall give Purchaser a regular accounting of debits and Purchaser shall indemnify Seller from and against any claims resulting from a return of items not in accordance with the requirements of the Uniform Commercial Code or Regulation CC to its clearing account. Purchaser shall indemnify and hold Seller harmless from any claims of wrongful dishonor based on such returns.
(d)	Purchaser agrees to pay promptly to the Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by the Seller before the Closing Date to such transferred account that are returned to the Seller unpaid within sixty (60) days after the Closing Date. Upon receipt thereof, the Seller shall immediately forward any such check, draft or other item to the Purchaser, and subject to the time limitations referenced herein, the Purchaser shall remit to the Seller the amount of any such item(s).
     3.8 ACH. Prior to Closing, Seller agrees to supply a complete Automated Clearing House (“ACH”) warehouse listing of any ACH transactions scheduled or pending with respect to the Deposit Liabilities as of the Closing Date and for a period of ninety (90) days after the Closing Date and such additional listings and schedules as Purchaser shall reasonably request in order to notify ACH originators of the transactions contemplated by this Agreement. As soon as practicable following the Closing Date, the Purchaser will notify all originators effecting debits or credits to the accounts of the Deposit Liabilities of the purchase and assumption transaction contemplated by this Agreement. For a period of ninety (90) days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will use its best efforts to transmit to Purchaser via facsimile to a fax number identified by Purchaser, by 10:00 a.m. or as soon as practicable thereafter, each day’s ACH data that is to be posted that day. Items mistakenly routed or presented after the 90-day period may be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller.
     3.9 Notice to Customers. Prior to Closing, Seller shall provide Purchaser with an intermediate customer list on the accounts to be assumed, identical to the list used by Seller for notification purposes. As of the Effective Time, Seller shall provide a final customer list of the assumed accounts. On such date as the Purchaser may reasonably specify (but in no case prior to receipt of all necessary regulatory approvals), Seller shall notify the holders of the accounts and safe deposit business to be assumed and the Loans to be purchased, that, subject to closing requirements, Purchaser will be assuming the duties and liabilities of the accounts or responsibility for the Asset being purchased.

The notification will be based on the list referred to in the preceding paragraph and a log maintained at the Branch of new accounts opened since the date of said list. Seller shall provide Purchaser with a copy of said log up to the date of Seller’s mailing. Purchaser shall send notifications to the same holders five (5) days following Seller’s mailing which is to be completed not less than forty-five (45) days prior to Closing, setting out the details of its administration of the accounts to be assumed. Each party shall obtain the approval of the other on its notification letter(s) prior to mailing, which approvals shall not be unreasonably withheld or delayed. Holders of deposit accounts opened following the notifications contemplated above and prior to the Closing will be given a copy of both the Purchaser’s and Seller’s notification letters by Seller at the time the account is opened.
     3.10 Retirement Accounts. The parties acknowledge that Seller is acting as custodian and holds certain of the deposits for participants in IRAs and Keogh Accounts (“Retirement Accounts”) and that Purchaser desires to act as custodian thereof from and after the Effective Time, to the extent permitted under the applicable custodial agreements. The parties shall confer and determine at least thirty (30) days prior to the Closing Date which, if any, of the Retirement Accounts cannot be transferred to Purchaser under this Agreement. Seller shall be responsible for federal and state income tax reporting of Retirement Accounts accepted by Purchaser from January 1, 2007 through the Effective Time. Purchaser shall be responsible for all federal and state income tax reporting commencing on the day after the Effective Time for the Retirement Accounts assumed by Purchaser through the end of the calendar year. Seller shall deliver to Purchaser all Records from January 1, 2007 through the Closing Date pertaining to the Retirement Accounts assumed hereunder. In connection with Retirement Accounts, Purchaser shall assume, in addition to the Deposit Liability, the plan pertaining thereto and the custodial arrangement in connection therewith.
     3.11 Other Liabilities. Purchaser shall assume only those liabilities and obligations of the Seller that are provided for in this Agreement. This Agreement shall not be construed as creating rights or remedies against the Purchaser by third parties other than with respect to those liabilities and obligations assumed hereunder.
     3.12 Back-up Withholding. Any amounts required by any governmental agencies to be withheld from any of the accounts associated with the Deposit Liabilities (the “Withholding Obligations”) will be handled as follows:
(a)	Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Effective Time will be withheld and remitted by Seller and Seller shall provide Purchaser with satisfactory evidence thereof at Closing;

(b)	At Closing, Seller will remit to Purchaser all sums withheld by Seller pursuant to Withholding Obligations together with satisfactory detail thereof which funds are or may be required to be remitted to governmental agencies on or after the Effective Time. Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Effective Time will be remitted by Purchaser. Purchaser and Seller shall mutually indemnify and hold harmless the other from and against any claim relating to Withholding Obligations which is the responsibility of the other hereunder.
     3.13 Overdrafts. Subject to Section 2.3, any overdrafts approved on the Closing Date with respect to the ledger date for the immediately preceding day and thereafter will be the responsibility and risk of Purchaser, since Purchaser’s criteria for approving or rejecting overdrafts will be put in effect on the day before the Closing Date. All overdrafts approved before the Closing Date will be the responsibility and risk of Seller.
     3.14 Loan Payments and Information Received After the Closing Date. The Seller agrees to forward promptly (which shall mean, for the first thirty (30) days following the Closing Date, delivery by an overnight courier service at Purchaser’s expense) to the Purchaser:
(a)	any payments (properly endorsed without recourse as necessary) which are received by the Seller on or after the Effective Time that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to the Seller; and

(b)	any notices or other correspondence received on or after the Effective Time that relate to the Loans or other Assets.
     3.15 Seller Identification. On the Effective Time, the Purchaser shall substitute its name and logo for the name and logo of the Seller on all signs at the Branch. The Seller will in a timely manner remove at the Seller’s expense, all signs that carry the name and logo of the Seller. The Purchaser agrees to replace promptly all written or electronic materials bearing the Seller’s name and/or logo used in the ordinary course of banking business, including stationery and forms, with written or electronic materials bearing the Purchaser’s name and/or logo, including without limitation, new coupon books for Loans.
     3.16 Indemnification.
(a)	Seller shall indemnify, hold harmless and defend the Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branch (including injury or damage to persons or property) before the Effective Time (whether pursuant to any actions, suits or proceedings commenced or threatened before the Effective Time (other than proceedings to prevent or limit the consummation of the transactions contemplated hereby) or otherwise) or (ii) the inaccuracy of any representation or warranty made by Seller herein or in any agreement delivered pursuant hereto or the breach by the Seller of any agreement contained herein or in any agreement delivered pursuant hereto. It is understood that the obligations of the Seller under this subsection (a) shall survive the Closing Date. On and after the Closing Date, the Seller shall maintain in full force and effect a financial institution blanket fidelity bond which provides coverage for losses related to incidents which occurred prior to the Effective Time, including computer crime, on a discovery basis.

(b)	The Purchaser shall indemnify, hold harmless and defend the Seller from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branch by Purchaser as of the Effective Time, or (ii) the inaccuracy of any representation or warranty made by Purchaser herein or in any agreement delivered pursuant hereto or the breach by the Purchaser of any agreement contained herein or in any agreement delivered pursuant hereto. To the extent any item which is the subject of any claim, loss, liability, demand or obligation has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be an adjustment in such amount to the payment in Section 2.1 in favor of the Seller. It is understood that the obligations of the Purchaser under this subsection (b) shall survive the Closing Date.

(c)	A claim for indemnity under Sections 3.16(a) or (b) hereof may be made by the claiming party at any time prior to twelve (12) months after the Closing Date by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such 12 month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such twelve (12) month period shall cease and no indemnity shall be made therefor.

(d)	In the event that any person or entity not party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Sections 3.16(a) or (b) hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such a settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within five (5) business days of its receipt of the notice of such a settlement offer).
     3.17 Right to Intervene. In the event that any claim, protest, suit or other proceeding is instituted or threatened against the Purchaser relating to this Agreement or the Loans, other Assets or liabilities transferred to or assumed by Purchaser hereunder, the Seller shall have the right, at its discretion and expense, to intervene in such matter, and the Purchaser hereby agrees to give prompt and prior notice thereof to the Seller and consents to such intervention.

     3.18 Assumption of Risks.
(a)	If the building or other improvements of the Branch are destroyed or materially damaged by fire or other casualty prior to the Closing Date and shall not be substantially repaired or replaced or shall not have insurance coverage which in the reasonable determination of the Purchaser is sufficient to repair or replace such building or other improvements, the Purchaser shall have the right to terminate this Agreement with regard to the Branch or to accept the Branch as damaged together with any rights of the Seller to receive insurance proceeds or to exercise any other rights of the Seller following their assignment to the Purchaser on the Closing Date.

(b)	As of the Effective Time, the Seller will discontinue any casualty and liability insurance coverage maintained with respect to the premises of the Branch and all Assets. The Purchaser shall be solely responsible for all casualty losses and liability claims arising after the Effective Time.

(c)	On the Closing Date, the Seller will discontinue providing any security for persons and property at the Branch and the Purchaser assumes all liabilities arising out of injury or damage to persons and property after the Effective Time.
     3.19 Information Reporting. With respect to the Loans and Deposit Liabilities purchased and assumed by the Purchaser pursuant to this Agreement, the Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned and similar information for all periods prior to the Effective Time and the Purchaser shall be responsible for reporting such information for all periods on and after the Effective Time. The Purchaser agrees to indemnify the Seller for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon or asserted against the Seller as a result of the Purchaser’s failure to comply with its obligations under this Section 3.19. The Seller agrees to indemnify the Purchaser for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon or asserted against the Purchaser as a result of the Seller’s failure to comply with its obligations under this Section 3.19.
     3.20 Restrictive Covenants of the Seller.
(a)	The Seller shall not (i) maintain any list of the deposit customers at the Closing Date of the Branch for the purpose of marketing loans or attracting deposits, (ii) specifically target and solicit customers of the Branch using any customer or mailing list compiled by Seller prior to Closing which consists primarily of customers of the Branch; provided, however, these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all customers of the Seller or its affiliates, or to the public or newspaper, radio, television or Internet advertisements of a general nature or otherwise prevent the Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. The foregoing restrictions notwithstanding, the Seller and its affiliates may continue to maintain as customers any commercial, trust, mortgage loan, securities sales, and bank card customers serviced from the Seller’s offices other than the Branch, and may continue to solicit such business relationships without restriction after the Closing Date.

(b)	For a period of twelve (12) months after the Closing Date, the Seller shall not solicit for employment any person who is now employed at the Branch and continues to be employed without interruption after the Closing Date (it being understood that advertising and other recruiting efforts aimed at the general public shall not violate the terms of this covenant).
     3.21 Restrictive Covenant of the Purchaser. For a period of twelve (12) months after the Closing Date, the Purchaser shall not solicit for employment any employees of the Seller whose place of employment is within forty-five (45) miles of the Branch (it being understood that advertising and other recruiting efforts aimed at the general public shall not violate the terms of this covenant).
ARTICLE IV
SELLER’S EMPLOYEES AT BRANCH
     4.1 Employment of Existing Branch Employees. After the execution of this Agreement, Purchaser agrees to interview as soon as practicable all employees of the Seller who are then assigned to the Branch (“Employees”) as identified on Schedule 4.1, and shall notify Seller within twenty (20) days of execution hereof whether Purchaser will offer employment to such Employees. As of the Effective Time, the Employees who accept the Purchaser’s offer of employment will become employees of the Purchaser and will cease to be employees of the Seller. Seller is responsible for the filing of Form W-2s with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each such retained Employee for periods ending on or prior to the Effective Time. Any Employees not hired by Purchaser shall remain the responsibility of the Seller, and Purchaser shall have no liability or obligation to any such Employees.
     Except for the employment agreement to be offered to Robert E. Boss, it is understood and agreed that (i) Purchaser’s employment of any retained Employee as set forth in this Section 4.1 shall not constitute a commitment, contract or understanding (express or implied) of an obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by a retained Employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or a retained Employee and legal restrictions). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the retained Employees after the Effective Time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such retained Employees.

     4.2 Credit for Service. The Purchaser shall grant to the retained employees credit for their respective service with the Seller for purposes of determining their participation, eligibility and vesting rights, but not for purposes of benefit accrual, in any pension, thrift, profit-sharing, life insurance, disability and other employee benefit plans or programs now or hereafter maintained by or on behalf of the Purchaser, and with regard to any medical insurance plan covering the Purchaser’s employees, there shall be an open enrollment period for the retained employees who have been employed on a full-time basis by the Seller for a period of more than twelve (12) months without regard to any preexisting conditions of such retained employees or their dependents. Seller shall provide Purchaser with a copy of its certificate of insurance with respect to such retained employees for the prior 12-month period.
     4.3 Employee Contact. Prior to the Closing Date, and except as provided in Section 4.1, the Purchaser agrees not to contact any of the Employees unless receiving prior consent from the Seller. As soon as reasonably practicable following the date hereof, Seller will cooperate with Purchaser, to the extent reasonably requested and legally permissible, to provide Purchaser with information about the Employees, including providing Purchaser with the personnel files of those Employees who provide Seller with their written consent thereto and a means to meet with the Employees. The Seller shall provide the officers and authorized representatives of the Purchaser with an opportunity to meet with the Employees prior to the Closing Date for training purposes, provided that Purchaser shall pay or reimburse the travel and meal expenses of such Employees in connection with such training, at reasonable times without interfering with the Branch’ normal business and operations, or the affairs of the Seller directly related to the Branch. The Seller shall also provide the officers and authorized representatives of the Purchaser an opportunity to meet with the Seller’s employees located in Wooster who have technical and operational expertise with respect to the operations of the Branch for purposes of such employees providing technical or operational assistance to the Purchaser prior to the Closing Date.
     4.4 COBRA. The Seller will comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for all of the Seller’s former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Effective Time and the Purchaser shall have no responsibility for any such coverage. The Seller shall pay and discharge and be responsible for any employee benefits arising under Seller’s employee benefit plans and employee programs prior to the Effective Time, including benefits with respect to claims incurred prior to the Effective Time but reported after the Effective Time and benefits to employees on temporary leave of absence for medical purposes or on short term disability immediately prior to the Effective Time (“Leave Employees”) prior to such Leave Employees beginning work with Purchaser. The Seller shall indemnify and hold the Purchaser harmless from all loss, cost, damage or expense, including reasonable attorneys’ fees, arising as a result of any alleged violation of COBRA or the Workers Adjustment and Retraining Notification Act to which the Seller is subject or is alleged to be subject.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Purchaser as follows, which representations and warranties shall survive the Closing Date as provided in Section 11.4 hereof:
     5.1 Corporate Organization. The Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The Seller has the corporate power and authority to own and operate its properties at the Branch, including without limitation, the Assets, to carry on its business at the Branch as presently conducted, to execute, deliver and perform this Agreement and to effect the transactions and all related agreements contemplated hereby.
     5.2 Corporate Authority. The execution and delivery of this Agreement and all related agreements by the Seller, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of the Seller. This Agreement and all related agreements executed and delivered by the Seller pursuant hereto have been and will be duly executed by the Seller and constitute and will constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.
     5.3 Assets.
(a)	Seller has good and marketable title to the Assets, and upon consummation of the transactions contemplated herein, Purchaser will have good and marketable title to the Assets, free and clear of all Liens.

(b)	Each Loan is a valid loan enforceable against obligor in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and to general principles of equity; the Seller is the sole owner of each Loan, no participation therein having been sold; no Loan is pledged or encumbered; the principal balance of each Loan as shown on the Seller’s books and records is true and correct as of the last date shown thereon; all Loans (and any notes, other evidences of indebtedness or security agreements associated therewith) will be transferred to the Purchaser without recourse and without any warranties or representations as to the collectability of the Loans, the value of the collateral securing the Loans or the creditworthiness of any maker, guarantors or other obligors thereof.

(c)	The Seller has delivered to the Purchaser complete and correct copies of all of the Personal Property Leases and Real Property Lease. All such Leases are valid and subsisting and there does not exist with respect to the Seller’s obligations thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder. To the knowledge of the Seller, there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Branch as presently being used in the conduct of business of the Seller.
(d)	The Fixed Assets are all of the material tangible assets owned or leased by the Seller and used by it to conduct the business of the Branch as of the date hereof. The banking equipment which constitutes a part of the Fixed Assets, taken as a whole, is in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear, and will be received in “AS IS” condition, with no other warranties by the Seller as to its condition or future performance, except those warranties related to title. The Seller has good and marketable title to said Fixed Assets.

(e)	No notice of any violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operation of the Branch has been received by the Seller. To Seller’s knowledge, there are no zoning ordinances, material building codes, use or occupancy restrictions pending or, to Seller’s knowledge, threatened with respect to the Branch and to Seller’s knowledge, the Branch has been operated in all material respects in accordance with applicable laws, rules, and regulations.

(f)	The Seller makes no covenant, representation or warranty as to the suitability of the Fixed Assets or as to the physical condition thereof for any purpose whatsoever. The Purchaser acknowledges that it has inspected the Fixed Assets, observed their physical characteristics and existing conditions, and has been afforded the opportunity to conduct such investigation of the Fixed Assets as it deems necessary for the purpose of acquiring the Fixed Assets, for the Purchaser’s intended use, and the Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of the Fixed Assets. The Purchaser further acknowledges and agrees that the Fixed Assets and the Real Property Lease are to be assigned or sold and conveyed to, and purchased and accepted by, the Purchaser in their present condition, “AS IS” and with all faults, and the Purchaser hereby assumes the risk that adverse past, present or future physical characteristics and conditions may not have been revealed by its inspection or investigation. Seller makes no representations or warranties as to the real estate or building where the Branch is located. Purchaser intends to acquire the building and real estate in a separate transaction and will rely solely on such documents and to such parties to the agreement for any representations or warranties relating thereto.
     5.4 No Violation. Neither the execution and delivery by the Seller of this Agreement or any related agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will violate, conflict with or result in a default under (i) the Articles of Association or By-Laws of the Seller, (ii) any provision of any agreement (except for the Personal Property Leases) or any other restriction to which the Seller is a party or by which the

Seller or any of its properties is bound, or (iii) any statute, law, decree, regulation or order of any governmental authority once the regulatory approvals are obtained.
     5.5 Loans. Each Loan was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and accrues interest (except for Loans recorded as non-accrual) in accordance with the terms of the Loan. Each Loan to be purchased pursuant to Section 1.2 hereof, was made, funded and remains in material compliance with all applicable laws, orders and regulations. To the knowledge of the Seller, the records of the Seller regarding all Loans outstanding are accurate in all material respects and the risk classifications for the Loans outstanding are, in the best judgment of the management of the Seller, appropriate. Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. No collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files. To the knowledge of the Seller, each Loan is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other law of general applicability relating to or affecting creditors’ rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such Loan. Unless approved by Seller and documented in its files, no material provision of any Loan to be purchased pursuant to this Agreement has been waived.
     5.6 Deposits. All of the Deposit Liabilities were, to the knowledge of Seller, issued and remain in compliance in all material respects with all applicable laws, orders and regulations and are insured by FDIC to the maximum extent provided in the rules and regulations of the FDIC, and were acquired in the ordinary course of business. To the knowledge of Seller, no action is pending or threatened by the FDIC with respect to the termination of such insurance. The Deposit Liabilities are in all material respects genuine and enforceable obligations of Seller. The balance of each deposit account included in the Deposit Liabilities as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct in all material respects. To the knowledge of Seller, the Deposit Liabilities are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of the persons shown on the records delivered to Purchaser indicating the owners of the Deposit Liabilities, other than claims against such owners of the Deposit Liabilities, such as state and federal tax liens, garnishments and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities The Seller has the right to transfer or assign each of the Deposit Liabilities to the Purchaser subject to receipt of applicable regulatory approvals.
     5.7 Statements True and Correct. No representation or warranty made by the Seller nor any statement, certificate or instrument furnished or to be furnished to the Purchaser by the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements therein not misleading. The information relating to the Branch provided or to be provided by the Seller will not omit to state a material fact required to be stated therein or necessary to make such statements contained therein not misleading.
     5.8 Compliance with Laws. To the knowledge of the Seller, the Seller has complied in all material respects with all laws, regulations and orders applicable to the operation of the

Branch. No notice or warning material to the current business or operations or future prospects of the Branch has been received from any governmental authority with respect to any failure or alleged failure of the Seller to comply in any respect with any law, regulation or order.
     5.9 Environmental Matters. To the knowledge of Seller, there are no present or past conditions on the Branch involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any hazardous materials or from any generation, transportation, treatment, storage, disposal, use or handling of any hazardous materials. Seller has not received notice of, nor are there outstanding or, to the knowledge of Seller, pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Branch. The Branch is not currently undergoing remediation or cleanup of hazardous materials or other environmental conditions. To the Seller’s knowledge, there is no material environmental defect in or associated with the real property on which the Branch is operated resulting from actions or omissions to act of the Seller. The Seller has not received written notification from any person that any hazardous substance, as defined under Section 104(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), has been disposed of, buried beneath, percolated beneath or otherwise exists on the Real Property or the Leased Property.
     5.10 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE FIXED ASSETS, REAL PROPERTY OR THE LEASED PROPERTY OR WITH RESPECT TO ANY ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY THE PURCHASER, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.
     5.11 Litigation. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal which are pending, or to the knowledge of Seller, threatened or contemplated, against, or otherwise affecting Seller and/or the Assets or the Deposit Liabilities or other liabilities being assumed by Purchaser hereunder or that challenges the validity or legality of the transactions contemplated by this Agreement. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Seller or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated herein.
     5.12 Employee Matters. Except as disclosed on Schedule 5.12, there are no employment contracts, change in control agreements, termination benefit agreements or severance agreements between Seller and any of the Employees. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch and Seller is not aware of any pending organizational efforts at the Branch. Schedule 5.12 sets forth a true and correct list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefit plans applicable to all Employees of Seller, for the Employees individually or as a group. Purchaser agrees to keep such information in strictest confidence and to confine knowledge of such of its officers and personnel who have a need to know such information in connection with the performance of their respective duties.
     5.13 No Broker Fees. The parties represent to each other that no brokers’ fees were involved in arranging this transaction except for the fee due Ryan Beck & Company to be paid by Seller, and that no other broker’s fee or commission is due and payable. Each party will indemnify the other in the event a broker claims a fee or commission due as a result of this transaction and the party through which the broker makes a claim shall be responsible for any such claim and shall hold the other party harmless therefrom.
     5.14 Taxes. Seller shall be responsible for any and all local, state, federal and foreign tax (“Tax”) liability of any nature or kind whatsoever payable by Seller, relating to or arising from its operations in general or the operations of the Branch in particular, which arose, accrued, were payable or related to the Branch prior to the Effective Time, and no Tax shall attach to, or negatively affect in any manner, Purchaser or the Assets, Deposit Liabilities, Real Property Leases, Personal Property Leases, Fixed Assets or any other asset or property acquired or assumed by Purchaser pursuant to this Agreement where the obligation for the payment of such Tax was the responsibility of Seller.
     5.15 Books, Records, Documentation, Etc. To the knowledge of Seller, the books and records of the Branch are correct, accurate and complete in all material respects, have been maintained in a consistent and customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit and lending related forms, notices, statements and related documentation, as well as Seller’s policies, procedures and practices with respect thereto used at the Branch, comply in all material respects with applicable federal and state laws and regulations and customary banking practices.
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller as follows, which representations and warranties shall survive the Closing Date as provided in Section 11.4 hereof:
     6.1 Corporate Organization. The Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Purchaser has the corporate power and authority to own the Assets being acquired, to assume the liabilities and obligations being assumed hereunder, including, without limitation, the Deposit Liabilities and Personal Property Leases, to execute, deliver and perform this Agreement and to effect the transactions contemplated hereby.
     6.2 Corporate Authority. The execution and delivery of this Agreement and all related agreements by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of the Purchaser. This Agreement and all related agreements executed and delivered by the Purchaser pursuant hereto, including, without limitation, all instruments confirming the assumption by the Purchaser of the obligations and liabilities of the Seller contemplated hereby, have been and will be duly executed by the Purchaser and constitute and will constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.
     6.3 No Violation. Neither the execution and delivery by the Purchaser of this Agreement or any related agreements, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will violate, conflict with or result in a default under (i) the Articles of Association or By-Laws of the Purchaser, (ii) any provision of any material agreement or any other material restriction to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (iii) any material statute, law, decree, regulation or material order of any governmental authority once the regulatory approvals are obtained.
ARTICLE VII
CONDUCT OF BUSINESS PENDING THE CLOSING DATE
     7.1 Conduct of Business. Pending the Closing Date, and except as otherwise consented to by the Purchaser:
(a)	The Seller shall carry on the business of the Branch substantially in the same manner as heretofore, and the Seller shall not, with regard to the Branch, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement, provided however, that the Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branch.

(b)	The Seller shall use its best efforts to preserve its business operation as conducted at the Branch, maintain generally the employment of Employees at the Branch except that the Seller shall not be precluded from making employment-related determinations on a case-by-case basis, preserve for the Purchaser the good will of its customers and others doing business with the Branch, not reduce the service charges on any deposit product or fee-based product (e.g., money orders, cashier’s checks) unless such reduction is implemented generally in Seller’s other branches, and cooperate with and assist the Purchaser in assuring the orderly transition of such business from the Seller to the Purchaser. Nothing herein shall be construed as requiring the Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

(c)	The Seller shall not: (i) grant any increase in compensation or benefits to the employees or officers of the Branch except as part of the Seller’s normal annual compensation review process or required by contract or law, which increases shall not exceed 5% in the aggregate for all such employees and officers; (ii) pay any bonus except pursuant to the Seller’s normal annual compensation program; or

(iii) enter into any severance, change in control or termination benefit agreements with any Employees or officers at the Branch.
(d)	Except as may be required by regulatory authorities, Seller shall not, without the prior consent of Purchaser: (i) transfer to Seller’s other offices any Assets; (ii) transfer to Seller’s other offices any Deposit Liabilities (it being understood that any deposits not being transferred pursuant hereto are not included in such prohibition against transfer) except upon the unsolicited request of a depositor in the ordinary course of business; (iii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities except in the ordinary course of business or pursuant to this Agreement; (iv) invest in any fixed assets or improvements to the Branch except for improvements currently in progress and except for replacements of furniture, furnishings and equipment purchased or made in the ordinary course of business; (v) enter into any contract, commitment, lease or other transaction relating to the Branch, which requires aggregate future payments in excess of $7,500 or (vi) sponsor any promotional programs to increase the deposit liabilities at the Branch or offer interest rates on deposits that exceed prevailing market rates or offer interest rates on deposits at the Branch that are more favorable than the rates offered at Seller’s other branch within the same pricing region of the Seller as the Branch.

(e)	Loan Review. The Seller shall provide Purchaser the following loan review opportunities with respect to all loans made at the Branch on or after April 1, 2007:
(i)	With respect to loans made after April 1, 2007, until the execution of the Agreement, Purchaser shall be provided an opportunity to review a list of loans made and where requested by Purchaser, shall be entitled to examine Seller’s credit files relating to such loans:

(ii)	With respect to loans made after the execution of this Agreement, Purchaser shall be entitled to exercise the rights as provided in (i) immediately above as to all loans and shall be entitled to as of the Effective Time to accept or reject any loans or renewals in amounts equal to or greater than One Hundred Thousand Dollars ($100,000.00). If Purchaser has not elected to reject any such loan as of the Effective Time, Purchaser shall be deemed to have elected to purchase such loan which shall become a loan subject to all terms and conditions of this Agreement.
(f)	Successor Trustee. The Seller shall designate a successor trustee, which may be Purchaser (the “Successor Trustee”), as to any IRA or Keogh plan account constituting a Deposit Liability, and transfer the trusteeship of all such IRA and Keogh plan accounts to the Successor Trustee as of the Effective Time in form and substance acceptable to Purchaser.

ARTICLE VIII
CONDITIONS TO PURCHASER’S OBLIGATIONS
     The obligations of the Purchaser to complete the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser except for the conditions in Section 8.5 and 8.8 which cannot be waived by the Purchaser):
     8.1 Representations and Warranties True. The representations and warranties made by the Seller in this Agreement that are qualified by a reference to materiality shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such time and, the representations and warranties made by Seller in this Agreement that are not so qualified shall have been true and correct in all material respect when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.
     8.2 Obligations Performed. The Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
     8.3 Certificate of Compliance. The Seller shall have delivered to the Purchaser a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.
     8.4 No Adverse Litigation. On the Closing Date, no action, suit or proceeding shall be threatened or pending against the Purchaser or the Seller which might reasonably be expected to (i) materially and adversely affect the business, properties and assets of the Branch or (ii) materially and adversely affect the transactions contemplated by this Agreement.
     8.5 Regulatory Approvals. The Purchaser shall have received from the appropriate regulatory authorities all regulatory approvals (i) of the transactions contemplated hereby and (ii) to operate the Branch as branch of Purchaser, and all notice and waiting periods required by law shall have passed. The Seller shall not have been notified by any regulatory authority that discontinued operation of the Branch by the Seller would be a violation of any statute, regulation or policy of any regulatory authority, and no proceedings to enjoin, prohibit, restrain, or invalidate transactions contemplated by this Agreement shall have been instituted or threatened, and any conditions of any regulatory approvals shall have been met. Such regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.
     8.6 Purchase of Real Estate. Purchaser is able to negotiate and execute an agreement satisfactory to Purchaser for the purchase of the real estate and building where the Branch is operated.
     8.7 Employment Agreement. Purchaser is able to negotiate and execute an employment agreement with Robert Boss satisfactory to Purchaser.

     8.8 Approvals. Purchaser shall have obtained approval from the Board of Directors of Purchaser, the Board of Directors of Park National Corporation and received regulatory approval from the Office of the Comptroller of the Currency. Purchaser shall timely and diligently seek such approvals.
ARTICLE IX
CONDITIONS TO THE SELLER’S OBLIGATIONS
     The obligations of the Seller to complete the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived by the Seller except for the conditions in Section 9.5 which cannot be waived by the Seller):
     9.1 Representations and Warranties True. The representations and warranties made by the Purchaser in this Agreement that are qualified by a reference to materiality shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such time and, the representations and warranties made by Purchaser in this Agreement that are not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.
     9.2 Obligations Performed. The Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
     9.3 Certificate of Compliance. The Purchaser shall have delivered to the Seller a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.
     9.4 No Adverse Litigation. On the Closing Date, no action, suit or proceeding shall be threatened or pending against the Purchaser or the Seller which might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement.
     9.5 Regulatory Approvals. The Purchaser shall have received from the appropriate regulatory authorities all regulatory approvals (i) of the transactions contemplated hereby and (ii) to operate the Branch as branch of Purchaser, and all notice and waiting periods required by law shall have passed. The Seller shall not have been notified by any regulatory authority that discontinued operation of the Branch by the Seller would be a violation of any statute, regulation or policy of any regulatory authority, and no proceedings to enjoin, prohibit, restrain, or invalidate transactions contemplated by this Agreement shall have been instituted.

ARTICLE X
TERMINATION
     10.1 Methods of Termination. This Agreement may be terminated in any one of the following ways:
(a)	at any time on or before the Closing Date by the mutual consent in writing of the Purchaser and the Seller;

(b)	on the Closing Date by the Purchaser in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by the Seller or waived in writing by the Purchaser;

(c)	on the Closing Date by the Seller in writing if the conditions set forth in Article IX of this Agreement shall not have been met by the Purchaser or waived in writing by the Seller,

(d)	at any time on or before the Closing Date by the Purchaser or the Seller in writing if the other shall have been in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein and such breach has not been cured by the earlier of thirty (30) calendar days after the giving of notice to the breaching party of such breach or the Closing Date;

(e)	by either the Seller or the Purchaser in writing at any time after any of the regulatory approvals has been denied; provided, however, that termination by the Seller pursuant to this provision shall be subject to Section 5.4 hereof; and

(f)	by either the Seller or the Purchaser in writing if the transactions contemplated hereby are not consummated on or before October 31, 2007, in which case this Agreement shall be null and void, unless the failure of such occurrence is due to the failure of the party seeking to so terminate to perform or observe any of its agreements and conditions set forth herein.
     10.2 Procedure Upon Termination. In the event of termination pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and be null and void upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:
(a)	each party will return to the party furnishing the same all documents, work papers and other materials of the other party, including photocopies or other duplications or summaries thereof, relating to the transaction contemplated by this Agreement, whether obtained before or after the execution hereof;

(b)	all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third person; and
(c)	Each party will pay its own expenses except as set forth in Section 11.5.
The requirements of this Section 10.2 shall be deemed to survive the termination of this Agreement.
     10.3 Effect of Termination. The termination of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1 Amendment and Modification. The parties hereto by mutual consent may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.
     11.2 Waiver or Extension. Either party by written instrument signed by its duly authorized officers may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein or in any such documents; provided, however, that neither party may waive the requirement for obtaining the regulatory approvals.
     11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing Date by either of the parties hereto without the prior written consent of the other.
     11.4 Survival of Representations and Warranties. The representations, warranties and conditions set out in this Agreement shall not survive beyond eighteen (18) months after the Closing Date except as expressly provided to the contrary herein or unless the context otherwise requires.
     11.5 Payment of Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. Except as otherwise expressly provided herein, any expenses, fees and costs necessary for any regulatory approvals or for any notice to depositors of the assumption of the Deposit Liabilities provided for in this Agreement shall be paid by the Purchaser.
     11.6 Breaches of Agreements with Third Parties. If the assignment of any material claim, contract, license, lease, or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of the Purchaser or the Seller thereunder, then such assignment shall be made subject to such consent or approval being obtained.
     11.7 Addresses for Notices, Etc. All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and shall be deemed to have been duly given when delivered by hand (with written confirmation of receipt), by facsimile transmission (confirmed in writing) or by registered or certified mail, postage prepaid, to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may specify by notice to the parties hereto:

If to the Seller to:	D. Michael Kramer
President and Chief Executive Officer
Ohio Legacy Bank N.A.
305 West Liberty Street
Wooster, OH 44691
Facsimile: (330) 263-0063

Copy to:	Daniel H. Plumly, Esq.
Critchfield, Critchfield & Johnston, Ltd.
225 N. Market Street
Wooster, OH 44691
Facsimile: (330) 263-9278

If to the Purchaser to:	Gordon E. Yance
President and Chief Executive Officer
The First-Knox National Bank of Mount Vernon
One South Main Street
Mount Vernon, OH 43050-1270
Facsimile: (740) 397-3570

Copy to:	Elizabeth Turrell Farrar, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
Facsimile: (614) 719-4708
     11.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.
     11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and applicable federal law.
     11.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.
     11.12 Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person, persons, entity or entities shall have the right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.
     11.13 Mutual Assistance. The parties shall reasonably cooperate with each other and shall at their own cost and expense provide reasonable assistance to each other in carrying out the intent of this Agreement.
     11.14 Use of the term “Party.” The use of the term “party” is generally used to denote any party to this Agreement, and such term shall be interpreted to mean any signatory to this Agreement.
     11.15 Waiver. No failure on the part of a party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     11.16 Tax Matters. Purchaser and Seller agree to utilize, or cause their respective affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.
     11.17 Further Assurances. The parties agree to execute and deliver all such further documents, instruments and agreements as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
     11.18 Agreement Complete. This Agreement and the schedules hereto contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby; all prior negotiations and agreements between the parties hereto are superseded by this Agreement; and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, except as modified in writing concurrently herewith or subsequent hereto, which writing shall be executed by duly authorized officers of the parties, respectively.

     11.19 No Construction Against Drafter. This Agreement shall be interpreted to give it fair meaning, and any ambiguity shall not be construed against either party as the primary drafter hereof.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first written above.

OHIO LEGACY BANK N.A.
By:
D. Michael Kramer, President and
Chief Executive Officer

THE FIRST-KNOX NATIONAL BANK OF MOUNT VERNON
By:
Gordon E. Yance, President and
Chief Executive Officer